Exhibit 10.1

November 29, 2022

Charles Erik Young
157 Mine Mount Road
Bernardsville New Jersey 07924

Dear Erik:

I am acknowledging receipt of your notice pursuant to the Employment Agreement dated as of April 1, 2014 by and between you and PBF Investments LLC (the “Employment Agreement”) that you are resigning your employment with PBF Investments LLC (the “Company”), its direct and indirect parents (including PBF Energy Inc.), subsidiaries and affiliates (collectively, the  “PBF Companies”) in order to pursue other opportunities.  We wish you well in your future endeavors and this letter agreement sets forth the complete terms under which your employment with the PBF Companies will end and the Employment Agreement, except as expressly provided herein, shall cease to be in effect.

1.
End Date. Your last day of employment with the PBF Companies will be December 20, 2022 (your “End Date”).  Effective on your End Date, you hereby resign as an officer, director and/or employee of all of the PBF Companies and, except as otherwise expressly set forth herein, the Employment Agreement will terminate. The Company will enter a consulting agreement with you in the form attached hereto as Exhibit A (the “Consulting Agreement”) relating to the provision of certain transition and other services.

2.	Further Agreements, Payments and Benefits.

(a)
From the date hereof to the End Date, you hereby agree you will not sell any shares of Class A Common Stock, par value $0.001 per share of PBF Energy Inc. (“Class A Common Stock”) beneficially owned by you, including by means of an exercise and sale of any vested stock options of PBF Energy Inc. (“Company Stock Options”) or any other equity award settled with shares of Class A Common Stock with the exception of the Company Stock Options held by you that have an Expiration Date of December 12, 2022 (the “Agreed Stock Sale Restrictions”).  You also hereby agree to execute and deliver the form of release attached hereto as Exhibit B (the “Release”).

(b)
As consideration for (x) the Agreed Stock Sale Restrictions, (y) executing and delivering (and not revoking) the Release and (z) the other consideration described herein, the receipt and adequacy of which are hereby acknowledged by you, you will receive the following payments and benefits:

i.	The Accrued Rights (as defined in the Employment Agreement);

Charles Erik Young,
November 29, 2022, page 2
ii.
Your annual bonus under the 2022 Cash Incentive Plan for fiscal year 2022 will be paid to you at the same time it is paid to other senior executives (but in any event no later than March 15, 2023) and the amount shall be the maximum amount payable for your bonus level based upon the achieved performance of PBF Energy Inc. as determined by the Compensation Committee of the Board of Directors of PBF Energy Inc.;  and

iii.
The amendment of the applicable equity incentive plan documents relating to the vested Company Stock Options held by you as of the End Date (the “End Date Vested Stock Options”) to extend your right to exercise such End Date Vested Stock Options for an additional period of thirty (30) days, increasing the exercise period to four (4) months after the End Date.

3.	Non-Competition, Non-Solicitation, Non-Disparagement, Non-Disclosure of Confidential Information, Specific Performance and Repayment.

(a)
You agree, acknowledge and affirm that Sections 9, 10, 11 and 12 of the Employment Agreement remain in full force and effect and are not superseded, merged or otherwise affected by this letter agreement, and that you and the Company will continue to be bound by the terms and conditions of Sections 9, 10, 11 and 12 of the Employment Agreement.

(b)
In addition to your obligations under the Employment Agreement, in consideration for the payments and benefits under this letter agreement, for a period of three (3) years from the date of this letter agreement, you will not, and you will not cause or assist any company affiliated with you (including any prospective or actual employer), to recruit or otherwise solicit or induce any employee of the PBF Companies to terminate his or her employment with the Company or any of the Company’s affiliates in order to be hired by you or any company with which you are affiliated.  In furtherance of the foregoing, you acknowledge and agree that you are obligated to advise all companies affiliated with you of the obligations under this Section 3(b).

(c)
You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the PBF Companies may have available pursuant to the foregoing sections of the Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the PBF Companies of their rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that any of them may possess.

Charles Erik Young,
November 29, 2022, page 3
(d)
Any breach by you of this letter agreement, including without limitation this paragraph 3, or of Sections 9, 10, 11 or 12 of the Employment Agreement, or the final determination by an arbitrator as provided in paragraph 6 of the Release that, while employed by PBF Companies, you engaged in any fraudulent act causing monetary damage to PBF Companies or criminal conduct, shall be grounds for termination of (i) any payments to be made or benefits to be delivered hereunder, (ii) any of your vested Company Stock Options that remain outstanding at such time without any payment therefor.  The Company represents that as of the date of this letter agreement that none of the PBF Companies has knowledge of claims that it may have against you, and none of the PBF Companies has made any claims against you in or before any court, administrative agency or arbitral authority.

4.	Receipt and Effective Date.

(a)
You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of no less than twenty-one (21) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary.

(b)
This letter agreement will not become effective and enforceable until seven (7) days after your execution of same (which must occur on or before the expiration of twenty- one (21) days after your End Date).  You further understand that you may revoke this letter agreement within seven (7) calendar days after the date you have signed it by delivering written notice of revocation to General Counsel, PBF Investments LLC, c/o PBF Energy Inc., One Sylvan Way, Second Floor, Parsippany, NJ 07054.  If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the State of New York, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the State of New York.  Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of twenty-one (21) days after the End Date, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement.

(c)
Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of twenty-one (21) days after your End Date, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement.

Charles Erik Young,
November 29, 2022, page 4
(d)
Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder for the sixty (60) days immediately following the End Date. Any payments to be made or benefits to be delivered during such sixty (60) days will be delayed until the expiration of such sixty-day period. Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period. You further acknowledge that the payments and benefits set forth in paragraph 2 herein would not be otherwise payable in the absence of your agreement to the Release.

5.
Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful. In the event that any portion of the Release is deemed void or unenforceable by reason of an action taken by you, the Company shall have no further obligation to provide any further payments or benefits under paragraph 2 above, any of your vested Company Stock Options that remain outstanding at such time will terminate without any payment therefor, and you agree to repay (i) the gross amount of any payments and the value of any benefits described in paragraph 2 which you previously received under this letter agreement and (ii) the gross value you received from the accelerated vesting of your Equity Awards as well as any previous exercise of any of the vested Company Stock Options that remained outstanding as of the End Date, none of which you would have been entitled to receive in the absence of your agreement to the Release.

6.
Taxes. You shall be responsible for any tax consequences of any payments made or benefits provided pursuant to this letter agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

7.	Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

8.
Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by an authorized officer.

Charles Erik Young,
November 29, 2022, page 5
9.
Acknowledgements. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you. Nothing in this letter agreement shall be deemed an admission by any of the PBF Companies, or by you, of any violation of any agreement, statute, law or right or of any wrongdoing of any kind.

10.
Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein; provided that you may disclose the non-solicitation restrictions set forth in Section 3(b) of this letter agreement to any person or entity whose activities will be restricted by operation of the provisions of that subparagraph.  The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the United States Securities and Exchange Commission.

11.
Previous Agreements. You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to your employment with the PBF Companies and its cessation. This letter agreement supersedes any previous agreement(s), whether written or oral, that you may have had with any of the PBF Companies, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

12.
Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of New York, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

13.
Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Charles Erik Young,
November 29, 2022, page 6
Please sign and date in the space below to accept the terms of this letter agreement and the end of your employment with the PBF Companies and return the executed letter agreement to me for the Company's files. If you have any questions, please let me know.

Sincerely,

PBF Investments LLC

By:	/s/Thomas Nimbley
Name:	Thomas Nimbley
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement.

By:	/s/ Charles Erik Young
Charles Erik Young

EXHIBIT A

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is effective the 20th day of December, 2022 (the “Effective Date”) between Charles Erik Young (“Contractor”) and PBF Investments LLC (“Company”) in accordance with the following terms and conditions.

1.   Services. Contractor shall perform consulting services (“Services”) related to transition services related to Contractor's former duties as an employee of Company and its affiliates, any Services incident thereto and any other Service reasonably requested by Company from time to time during the term of this Agreement and agreed to by Contractor. Contractor shall notify Company in the event that Contractor accepts employment or enters into consulting agreement with a third party.  Contractor will report to a representative designated by Company. The schedule of the performance of the Services shall be as reasonably agreed by Contractor and Company.

2.  Fees. Contractor's compensation for the Services shall be a daily rate of $3,000 for days actually engaged in performing Services, with partial days prorated. When travel is required away from Contractor's home office, days worked shall include travel time to and from the job site. Such compensation is inclusive of all taxes, wages, costs of any type and profit that are incidental to Contractor's performance of the Services unless applicable law specifically provides for direct payment by Company. Contractor shall be reimbursed for direct out of pocket costs, without markup, that are incurred to third party vendors for goods and services necessary for Contractor to perform the Services in accordance with Company's Travel and Expense Policy.  Contractor shall be reimbursed for direct out of pocket costs, without markup, for airfare while traveling for Company. Reimbursement for air travel shall be at business class rates for flights or at first class rates for international travel. Contractor shall be reimbursed for all reasonable and customary travel expenses actually incurred in the performance of the Services for Company in accordance with Company's Travel and Expense Policy.

3.     Term. This Agreement shall be in effect from the Effective Date to December 21, 2024 (the “Initial Term”) and shall continue thereafter on a thirty-day (30) evergreen basis. Either party, at any time and for any reason or for no reason at all, may terminate the Services, in whole or in part, after the Initial Term by the giving of written notice to the other party and this Agreement shall terminate effective as of the date designated in such notice (the  “Termination Date”).  Notwithstanding the foregoing, Company shall have the right to terminate this Agreement in connection with any breach of Section 3 of that certain letter agreement between Contractor and Company dated November 29, 2022.  For purposes of the PBF Energy Inc. Amended and Restated 2017 Equity Incentive Plan (including the predecessor plans thereto, collectively, the “Plans”) pursuant to which Contractor previously received stock option awards, Contractor shall be considered to be “rendering services “ to PBF Energy Inc. and Contractor's stock option awards under the Plans that are not vested as of the Effective Date (the “Unvested Awards”) shall continue to vest in accordance with the terms of the related stock option agreements and such Plans until the day prior to the Termination Date. Effective upon the Termination Date, all of Contractor's remaining Unvested Awards shall be cancelled.

Exhibit A - 1

4.     Billing. During the performance of the Services, Contractor shall, at the end of each month, submit a statement for fees and expenses due hereunder for Services performed during the month to Company at the following address: PBF Investments LLC, 1 Sylvan Way, 2nd floor, Parsippany, NJ 07054-3887, Attention: Chief Executive Officer.  The statement shall refer to this Agreement, describe the services performed and the time incurred and shall include a copy of receipted vendors' invoices or other supporting detail for authorized reimbursable charges, if any. Company shall pay the amount due within thirty (30) days of receipt of the statement and supporting documents. Company may from time to time and at any time within two years of the termination of this Agreement make an audit of all of Contractor's records related to the Services.

5.       Confidential Information.  During the performance of work under this Agreement, it may be necessary for Company to make available to Contractor confidential information. Contractor agrees to use all such information solely for the performance of work under this Agreement and to hold all such information in confidence and not to disclose same to any third party without the prior written consent of Company. Likewise, Contractor agrees that all information developed in connection with the work under this Agreement shall be used solely for the performance of work under this Agreement and shall be held in confidence and not disclosed to any third party without the prior written consent of Company. Contractor agrees to sign a separate Confidentiality Agreement(s) with Company if reasonably requested related to the Services.

6.  Limitation of Liability.  Company shall waive any claim against Contractor, and to the extent Contractor assigns this Agreement pursuant to Section 8(e) below, Contractor Entity (as defined below) and its  affiliates and the agents and employees of any of them, from and against any and all loss, damage, injury, liability and claims thereof for injury to or death of Company (including an employee of Company) or for loss of or damage to Company's property, resulting from Contractor's performance of this Agreement, whether or not Contractor was or is claimed to be concurrently or contributorily negligent, and regardless of whether liability without fault is imposed or sought to be imposed on Company. Contractor shall waive any claim against Company, its parent, subsidiaries and affiliates and the agents and employees of any of them, from and against any and all loss, damage, injury, liability and claims thereof for injury to or death of Contractor (including an employee of Contractor) or for loss of or damage to Contractor's property, resulting from Company's performance of this Agreement, whether or not Company was or is claimed to be concurrently or contributorily negligent, and regardless of whether liability without fault is imposed or sought to be imposed on the Contractor. To the extent permitted by applicable law, any statutory remedies inconsistent with these terms are waived by Company and Contractor. Neither Company nor Contractor, nor their respective officers, directors, employees, consultants, or agents, shall be liable hereunder to the other in any action or claim for consequential, punitive, or special damages including, but not limited to loss of profit, loss of use, and loss of revenue. To the extent permitted by applicable law, any statutory remedies inconsistent with these terms are waived by Company and Contractor.

Exhibit A - 2

7.  Independent Contractor.  In performance of this Agreement, Contractor is an independent contractor and nothing in this Agreement or any other communication on this subject shall in any way imply that Contractor is an employee, agent, or representative of Company. Contractor is not authorized to make decisions for Company or bind Company. Although Company will specify the general nature of the Services and the goals to be met, the details of performing the Services and meeting the goals shall be determined by Contractor in Contractor's sole discretion. Company shall have the right to inspect and observe the performance of Services at all reasonable times. Contractor will not be eligible to participate in any employee benefit plans or programs which Company maintains or to which Company makes contributions. Contractor will not be entitled to any benefits from any employee benefit plans which Company maintains. No Social Security nor unemployment insurance taxes are payable by Company on behalf of Contractor under this Agreement. Contractor agrees to pay on a timely basis all taxes due in respect to payments under this Agreement. This section shall survive the expiration, termination, or cancellation of this Agreement.

8.  Miscellaneous.

 (a)  This Agreement shall be governed by the laws of the state of New York.

 (b)  This Agreement constitutes the entire agreement of the parties concerning the Services and may only be amended by a writing signed by both parties.

 (c)  If any provision hereof is found to be illegal, invalid, or unenforceable for any reason, such finding shall not affect the other provisions hereof.

 (d)  The waiver by one party of any breach or default hereunder by the other party shall not operate or be construed as a waiver by that party of any other or subsequent breach or default.

 (e)  This Agreement shall not be assigned by Contractor to any person or entity other than an entity formed and owned by Contractor for the purpose of performing the Services under this Agreement (“Contractor Entity”).  Notwithstanding the foregoing, no such assignment shall relieve Contractor of his obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their respective duly authorized representatives as set-forth below.

Contractor:		Company:

Charles Erik Young		PBF Investments LLC

By:	/s/ Charles Erik Young	By: Thomas Nimbley
Title: Chief Executive Officer

Exhibit A - 3

EXHIBIT B

AGREEMENT AND RELEASE

This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and PBF INVESTMENTS LLC, a Delaware limited liability company (the “Company”), in connection with the Employment Agreement between you and the Company dated as of April 1, 2014 (the “Employment Agreement”). You have 21 days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this 21-day period, you are not to sign it prior to November 29, 2022.

1.  Definitions.

 (a)  “Released Parties” means the Company, PBF Energy Company LLC, PBF Energy Inc. and their past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.

 (b)  “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.

2.  Consideration.  The Company agrees to pay you the consideration set forth in Section 2 of the letter agreement between you and the Company dated November 29, 2022 (the “Letter Agreement”) provided that you do not revoke this Release within the seven (7) day period following its execution. You acknowledge that any payment that the Company makes to you under the Letter Agreement is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make such payment to you.

3.  Release of Claims.

(a)  You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.

 (b)       The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national origin, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

 (c)       In furtherance of this Release, you represent that as of the date you entered into this Release neither you nor anyone acting on your behalf has brought any Claims against any of the Released Parties in or before any court, administrative agency or arbitral authority and you hereby waive any relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any Claims waived pursuant to this Release.

  4.        Acknowledgment.  You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.

5.        Applicable Law.  This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

6.       Arbitration.  Any dispute with regard to the enforcement of the Employment Agreement or this Release or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of equitable relief in accordance with applicable law under Section 11 of the Employment Agreement, shall be exclusively resolved by a single experienced arbitrator licensed to practice law in the State of New York, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of AAA with the arbitrator applying the substantive law of the State of New York as provided for under Section 5 of this Release. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorney’s fees and disbursements and other costs of the arbitration.

Exhibit B - 2

7.        Severability.  Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Exhibit B - 3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

PBF INVESTMENTS LLC	EMPLOYEE

By:	/s/Thomas Nimbley	By:	/s/ Charles Erik Young
Name:	Thomas Nimbley	Name: Charles Erik Young
Title:	Chief Executive Officer	Date: November 29, 2022
Date:	11/29/2022

Exhibit B - 4